PRELIMINARY OFFERING CIRCULAR	SEPTEMBER 1, 2020

United States Securities and Exchange Commission

Washington, D.C. 20549

Part II of Form 1-A,

Regulation A Offering Circular

under the Securities Act of 1933

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.

A California Cooperative Corporation

1428 Franklin St,

Oakland, California 94612

(650) 743-6974

https://ebprec.org

Number of securities being sold: 50,000
Price per Share: $1,000.00

This Preliminary Offering Circular relates to the offering (the “Offering”) of Investor Owner Shares (“Shares”) by East Bay Permanent Real Estate Cooperative (the “Cooperative” or “EB PREC”). The Cooperative intends to use these funds to facilitate Black, Indigenous, People of Color, and allied communities in cooperatively organizing, financing, purchasing, occupying, and stewarding properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

	Price to Public	Proceeds to Issuer	Proceeds to Other Persons
Price per Share	$1,000	$1,000	$0
Total Minimum	$0	$0	$0
Total Maximum	$50,000,000	$50,000,000	$0

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See the “Securities Being Offered” section starting on page 22 of this Offering Circular for a discussion of the securities offered and the rights of Investor Owners. The start date of the offering will be within two days of receiving qualification by the Securities and Exchange Commission, which we expect to be around the end of September, 2020. This is a continuous offering and will likely continue for up to three years, unless we terminate the offering sooner.

These Shares are speculative securities. Investment in the Shares involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. Significant risks arise from the fact that:

•	EB PREC is not a profit-oriented company; it’s a community-oriented company. No Share purchaser will ever get a profit windfall from this investment.
•	You can’t sell your Shares to others. You can only redeem them with the Cooperative.
•	You generally cannot redeem the Shares in the first 5 years after purchasing them.
•	When you redeem the Shares, instead of receiving cash, you may receive a promissory note, payable over up to 5 years.
•	The Board may reduce the redemption value of the Shares and promissory notes based on the financial health of the company.

See the “Risk Factors” section starting on page 5 for a discussion of the risks.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

EB PREC may limit this offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where EBPREC has limited the offering in any particular state for any other reason.

For more information, see the “Limitations On Amount A Non-accredited Investor Can Invest” section starting on page 25.

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SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Shares. You should carefully read this entire document, especially the “Risk Factors” section, which discusses risks associated with investing in the Shares.

Key Things to Know About This Offering

FOR WHOM

This offering is for any person 18 and older, organization, or business in the United States that commits to the Mission and Points of Unity in EB PREC’s Bylaws.

WHAT

The offering is the opportunity to purchase Investor Owner Shares at $1,000 per Share.

WHEN

This is a continuous offering that will begin when we receive qualification from the Securities and Exchange Commission and will likely continue for up to three years, unless we terminate the offering sooner or renew the offering.

USE OF FUNDS

Funds raised will be used to acquire, rehabilitate, build, and steward real estate in the East San Francisco Bay Area of California.

MAXIMUM OFFERING

Under this offering, EB PREC will sell a maximum of $50,000,000 in Shares (50,000 Shares).

MIN. AND MAX. INVESTMENT AMOUNTS

The minimum investment amount per person is one Share ($1,000) and the maximum is dependent on individual factors described later in this document.

REDEMPTION AND DIVIDENDS

When an Investor Owner requests redemption of Shares, EB PREC’s goal is to repay the principal of the investment, along with dividends on Shares accruing and compounding at a rate of approximately 1.5% per year. EB PREC may also choose to pay dividends prior to redemption.

LIMIT ON REDEMPTION

Investors may not redeem their Shares until after a minimum of five years, unless the Board makes an exception to this rule.

LIMITED TRANSFERABILITY

Investors may not transfer shares to others. They may only be redeemed with the Cooperative.

GOVERNANCE RIGHTS

This is a Cooperative, meaning that Owners get only one vote each, regardless of their number of Shares

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RISK FACTORS

Fluctuation of property values could create challenges.

RISK

EB PREC seeks to decrease volatility and price in the housing market by permanently taking property off the speculative market. However, as EB PREC grows, the speculative markets will continue to conduct business as usual. If property values rise, EB PREC may be priced out of certain areas, or be forced to commit greater financial resources to maintaining or expanding its holdings. Alternatively, EB PREC’s assets could lose value if surrounding property values decrease. Either of these scenarios could limit future leveraging opportunities or dividends.

MITIGATION EFFORTS

EB PREC will mitigate these risks by:

•	Diversifying property types and locations,
•	Negotiating property purchases before they are put on the market, and
•	Advocating for public policies that stabilize markets and make real estate more affordable to organizations like EB PREC.

Loss of key personnel or collaborators could pose challenges for EB PREC.

RISK

The success of EB PREC depends on the skills, experience, and performance of key staff, directors, and collaborators. The Cooperative’s success also depends on its ability to recruit, train, and retain qualified staff.

MITIGATION EFFORTS

Policies and practices that mitigate this risk include:

•	Under the Bylaws, EB PREC is mandated to spread power among all types of Owners (Bylaws pp. 7-38). The vision is for EB PREC to grow more decentralized over time, allowing EB PREC to rely less and less on central staff and organizers.
•	Similarly, the Bylaws mandate “a non-hierarchical workplace that distributes power to all workers” (Bylaws p. 29).
•	EB PREC gives careful attention to matters of culture, community-building, and conflict engagement, with the goal of meaningfully attracting and engaging people to work with and lead the work of the Cooperative.

“The activities of the Cooperative will therefore be spread out among small semi-autonomous groups that will be accountable to the whole.

[...]

We prioritize decentralized governance because it builds people power, creates resiliency, and fosters a strong sense of community ownership, activating people to protect and steward land in the long-term.”

Bylaws p. 7

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Control of EB PREC may change over time.

RISK

EB PREC’s success depends on its being controlled by responsible and accountable parties, so a change in control could create problems. The number and type of Owners will vary over time, changing the power of different types of Owners.

MITIGATION EFFORTS

The Bylaws are designed to reduce concentration or stagnation of power, undue influence, and mission drift.

•	Every Owner gets only one vote, regardless of the number of Shares they hold. This means that power cannot be bought.
•	The Bylaws contain checks and balances, including provisions for oversight of Staff, and removal of Staff, Directors, and Owners.
•	The mission and vision is safeguarded by Vision Protectors (Bylaws p. 38). All Owners must agree to, and act in a manner consistent with, the Mission and Points of Unity in the Bylaws (pp. 5-6).

WHO CONTROLS THE BOARD?

•	5 Board seats are elected by Owners.
•	Investor Owners vote in the election of 2 Directors.
•	3 Board seats are appointed by local organizations.

See Bylaws pp. 17-21

EB PREC will have limited liquidity.

RISK

Real estate is a relatively illiquid asset, meaning it is not easily converted to cash. Further, the Bylaws intentionally create barriers to liquidating Cooperative assets (see Bylaws pp. 56-57). These factors, combined with commitments to paying living wages (Bylaws pp. 41-42) and distributing surplus returns (Bylaws pp. 45-47), mean that EB PREC will typically be “cash poor.” This may impact the Cooperative’s ability to distribute dividends and return principal to Investor Owners.

MITIGATION EFFORTS

EB PREC will mitigate this risk by:

•	Keeping some reserves in liquid investments,
•	Developing partnerships with financial institutions that facilitate liquidity
•	Refinancing properties to access cash when needed, and
•	Giving Investor Owners the option to not to receive dividends.

Tenants’ economic distress could affect the Cooperative’s financial stability.

RISK

EB PREC is creating permanently affordable real estate and working to reduce displacement. When tenants cannot make required payments to EB PREC, EB PREC plans to seek alternatives to eviction, such as by providing grace periods, offering payment plans, and seeking other creative solutions to support tenants. Many of EB PREC’s target residents are already experiencing economic distress due to systemic discrimination and oppression. Therefore, EB PREC may elect to not use conventional credit histories or other traditional metrics in the selection of tenants, which may increase the risk of non-payment by tenants.

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The global pandemic also means that many tenants will lose income. In choosing tenants, we do not plan to discriminate based on their sources of income or line of work, as it relates to potential to lose income.

MITIGATION EFFORTS

EB PREC is working to mitigate the above by:

•	Building community ties among Owners so that they may provide mutual aid and support one another’s financial success, and
•	Partnering with enterprise incubators and technical assistance providers to help ensure the success of commercial tenants.

Interest rate fluctuation and inflation could affect the financial stability of EB PREC.

RISK

EB PREC will be impacted by general economic and market conditions, such as fluctuating interest rates, availability of credit, inflation rates, economic uncertainty, and changes in laws.

The rate of return applicable to Investor Owner Shares is fixed at between 0%-5%. Fluctuations in market interest rates may have an adverse effect on EB PREC’s ability to redeem Shares at the purchase price or at all, or to declare dividends. Should commercial interest or inflation rates rise, the Cooperative is not legally obligated to pay a higher rate or to redeem Shares prior to their maturity.

EB PREC will have increased administrative demands as a result of this offering.

RISK

The Cooperative will spend more money on administrative capacity as a result of making this offering. Under federal securities laws, EB PREC will have to file regular reports with the Securities and Exchange Commission and generally work to keep investors informed.

MITIGATION EFFORTS

EB PREC works to mitigate these costs by:

•	Avoiding unnecessary “legalese” and irrelevant boilerplate language in documents, so that EB PREC is not overly reliant on high-cost processionals, and
•	Avoiding unnecessary administrative and bureaucratic procedures.

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This is a long-term investment and you can’t transfer your shares to others.

RISK

You should consider an investment in the Cooperative only as a long-term investment. The minimum investment period is 5 years, with only some exceptions allowed by the Board (see Bylaws pages 11 and 51).

Further, when you redeem the Shares, EB PREC may not be able to pay you immediately, but may give you a promissory note for amounts due, payable over up to 5 years (see Bylaws page 48).

In addition, you may not transfer your Shares to others. You may only redeem them with the Cooperative (see Bylaws pages 11, 48, and 51).

Federal and state securities laws also limit the transferability of Shares.

EB PREC may never be able to return your investment or pay dividends.

RISK

EB PREC cannot assure that Investor Owners will gain a substantial return on investment, or any return at all, or that an Investor Owner will not lose a substantial portion or all of the investment.

MITIGATION EFFORTS

To reduce the risk of loss for Investor Owners, we aim to pay for our full operational and staffing costs with grants for the next 2-4 years. This means that a significant portion of proceeds from this offering will be used to purchase capital assets, which will eventually generate a stream of income.

In addition, by bringing in hundreds or thousands of Investor Owners—most from our East Bay community—we are creating a base of support of people who are financially and emotionally invested in the success of EB PREC. We believe this will help ensure we have a community of support if ever we face challenges. Repaying Investor Owners is an important part of our model, because we are passionate about proving that it’s possible to finance real estate using community-sourced financing, rather than conventional mortgages.

EB PREC could face legal compliance problems or lawsuits.

RISK

The Cooperative must comply with local, state, and federal rules and regulations to continue to provide Shares. The Cooperative believes that it complies with the rules and regulations with which it is required to comply. If the Cooperative fails to comply with a rule or regulation, it may be subject to fines, or other penalties, or its permit or licenses may be lost or suspended. Furthermore, the Cooperative may be subject to lawsuits if it operates in breach of the law. The Cooperative may have to stop operating and its Investor Owners may lose their entire investment.

MITIGATION EFFORTS

To mitigate this risk, the Cooperative has engaged a legal team from the Sustainable Economies Law Center and entered into a pro bono legal services agreement that lasts until the end of 2021.

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EB PREC could terminate the offering early.

RISK

The Cooperative intends to receive investments on a continuous basis, but also has the right to terminate this share offering at any time, regardless of the amount of capital raised. There is no assurance that other people will invest in this offering, and there is no obligation for EB PREC to refund investments in the event that the offering ends early.

MITIGATION EFFORTS

As its name suggests, East Bay Permanent Real Estate Cooperative is designed to become a permanent asset in our communities. By building a base of hundreds of members and supporters, EB PREC seeks to grow from a solid foundation, raising capital continuously and removing hundreds or even thousands of properties from the speculative market. Selling shares to Investor Owners provides EB PREC with low-cost financing which is essential to creating permanently affordable housing. As such, it is somewhat unlikely that EB PREC would terminate this offering early.

EB PREC may not raise sufficient financing.

RISK

The Shares are being offered by the Cooperative on a “Best Efforts” basis. The Cooperative can provide no assurance that this Offering will raise substantial financing. Further, the Cooperative may be unable to secure additional loans or grant funding at the level shown in its projections or at all.

If less than $2 million is raised, the Cooperative’s business plans and prospects for the coming year could be adversely affected or may need to be revised accordingly.

MITIGATION EFFORTS

As described later in this document, EB PREC is contemplating multiple property acquisitions ranging from low-cost to high-cost, meaning that EB PREC has the flexibility to focus on different acquisitions depending on the amount raised in this offering. Regardless of the amount raised, it is likely that funds will deployed for one or more acquisitions, which will eventually generate income for EB PREC.

EB PREC may revise the use of proceeds.

RISK

It is possible that EB PREC management will revise the use of the proceeds to be responsive to changes and opportunities. Management will have significant flexibility in applying the net proceeds of this offering within the scope of the business of the Cooperative. The failure of management to apply such funds effectively could have a material adverse effect on the Cooperative’s business and financial condition.

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Investors may have unforeseen tax consequences.

RISK

Shares purchased are investments and not donations. Investors will not receive a charitable tax deduction for purchasing Shares.

Dividends earned on the Shares will likely be taxable to the Investor, regardless of whether they are paid by check or reinvested in the Cooperative.

The Cooperative and its officers, directors, and any other professional advisors do not provide advice or information about any tax consequences of any investment in the Cooperative. Each prospective Investor Owner should seek tax advice about the tax consequences of an investment in the Cooperative.

This document contains forward-looking statements and financial projects, and they could be totally wrong.

RISK

Financial projections provided in this document and elsewhere are based upon assumptions that the management of the Cooperative believes to be reasonable. However, given all of the risks summarized above and other unpredictable factors impacting the Cooperative, the projections should be viewed merely as financial possibilities and not as a prediction or guarantee of future performance.

Specifically, this document contains forward-looking statements (a term defined in Section 27A of the Securities Act), which tend to include words like “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “hope,” or the negative or plural of these words or similar expressions. With these statements, we aim to project our revenues, income or loss, capital expenditures, business relationships, financing, property acquisitions, and plans for future operations. Such statements are based upon management’s current expectations, beliefs, and assumptions about future events, and therefore involve a number of risks and uncertainties.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, neither the Cooperative nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Cooperative undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular and all related documents with the understanding that the Cooperative’s actual future results, performance, events, and circumstances may be very different from what the Cooperative expects.

Dilution

Since the formation of the Cooperative, Investor Owner Shares have been sold for $1,000 per Share, and this price will remain the same for the duration of the present offering. No Owner, Director, or Officer has purchased a Share for less than $1,000.

When EB PREC sells more Investor Owners shares, or when EB PREC brings in Resident Owners, Community Owners, Staff Owners, or additional Investor Owners, there is likely no immediate impact on the financial rights of each Investor Owner. However, various factors could result in a reduction of financial return for Investor Owners. The number of Investor Owner Shares sold could impact the financial strength or weakness of EB PREC overall, which could either positively or negatively impact the likelihood that an Investor Owner will be able to redeem their shares and receive dividends in full. Further, when EB PREC has any financial obligations to certain creditors or Resident Owners, payments to those creditors and Resident Owners will be prioritized and paid first, before paying obligations to Investor Owners. As such, when an Investor Owner redeems their share, when they exchange a share for a promissory note, or when they receive payments on liquidation of the Cooperative, it is possible that they will receive less money than expected. Further, the Board of Directors has the discretion to reduce payments on all outstanding Investor Owner Shares and on promissory notes held by former Investor Owners if the Board believes that full payment would threaten the financial health of the Cooperative. (See Bylaws pages 48, 51, and 53.)

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ABOUT THE COOPERATIVE: Description of Business and Activities

East Bay Permanent Real Estate Cooperative, Inc. is a California Cooperative Corporation. In this document, we also refer to it as “East Bay Permanent Real Estate Cooperative” or “EB PREC” and the terms “we,” “us,” “our,” “Cooperative,” “management,” or similar terms.

Mission and Background

East Bay Permanent Real Estate Cooperative’s mission is to facilitate Black, Indigenous, People of Color, and allied communities to cooperatively organize, finance, purchase, occupy, and steward properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

We were formed in recognition that the Bay Area’s vibrant, diverse communities are rapidly being displaced. Once comprising nearly 50% of Oakland, California, African Americans are now only 27% of the city. From 2007 to 2012, there were 10,000+ foreclosures in Oakland, the vast majority impacting people of color. Similar stories are unfolding across the country. We believe the only way to disrupt this pattern is to center communities of color in leading a just transition that conserves cultural assets and permanently protects land from speculative markets.

Approach

We’ve created an approach to stabilizing and preserving the heritage of our community through a participatory model of real estate acquisition and neighborhood development. Our model of real estate development is grassroots-led, rather than top-down. EB PREC engages everyday people in organizing, financing, acquiring, and stewarding land and housing.

EB PREC’s staff supports and provides technical and financial assistance to groups of community members who coalesce around the acquisition of properties, including homes, multi-unit buildings, land, cultural spaces, and commercial properties. The group (referred to by EB PREC as an “organizing group”) then organizes neighbors and other community members to support the project by becoming Owners of EB PREC. When people purchase Investor Owner shares, this provides financing to help EB PREC purchase the property. Financing from Investor Owners will often be combined with other forms of financing, like loans from community banks or credit unions.

EB PREC then acquires title, permanently protecting the property from the speculative market, while delegating the governance of the property to small democratic groups of residents. EB PREC collaborates with residents to set rents – not for the purpose of generating profit – but with the goal of keeping real estate affordable by operating at-cost and allowing residents to build equity. The rents are calculated with the goal of covering the financing, acquisition, and operational costs of each project. The intention is for surplus income to build equity for and be returned to residents.

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Primary Activity

EB PREC’s primary business activity is to buy, rehabilitate, steward, and manage real estate, while sustaining EB PREC’s operations with rental income from the properties. EB PREC’s unique model of development engages community members and local organizations in the visioning and planning process for each property, meaning that each property has a group of people personally “invested” in the success of the project.

While the real estate market is cyclical and can be unpredictable, EB PREC is uniquely situated to reduce risk in our portfolio over time for various reasons.

•	By co-managing our properties with EB PREC’s resident-owners, we are likely to have lower turnover, better property upkeep, and be able to better anticipate and proactively address problems through active communication and relationship building with residents.
•	The Cooperative is building strong relationships with local community land trusts, affordable housing developers, and housing rights organizations. These partnerships will help us access skills, professional expertise, financing, and economies of scale.
•	Our model is designed to allow residents to build equity over time, but we do not tie this equity to market fluctuations, since this would lead to significant financial unpredictability and burdens for the Cooperative when we pay out equity to residents.

Secondary Activities

EB PREC has taken on secondary business activities, most emerging from the deep connections EB PREC has built with local government, community members, and organizations, in order to carry out its mission. EB PREC’s secondary activities include:

EDUCATION

EB PREC has contracted with and been paid by both Sustainable Economies Law Center and Northern California Land Trust (NCLT) to develop educational curriculum, classes, and events related to community stewardship of land and housing. For example, NCLT has hired EB PREC to develop and host a resident training program for the Co-op 789 real estate project described elsewhere in this document.

COMMUNITY EVENTS

EB PREC hosts many community gatherings, discussions, book clubs, and other events (all happening online since the onset of the pandemic). These community events create a small income stream to the Cooperative, because they grow the number of EB PREC’s Community Owners, who make regular financial contributions to EB PREC.

PUBLIC SPEAKING

EB PREC has received a small stream of earned income in the form of fees and honorariums for public speaking events.

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TECHNICAL ASSISTANCE AND CONSULTING

Staff of EB PREC are currently providing in depth technical assistance to local organizations with similar or overlapping goals, including the East Oakland Grocery Cooperative, Oakland’s Black Cultural Zone, and Alena Museum. In addition, EB PREC staff have done paid consultations with groups outside of the Bay Area, such as a real estate project in Montreal seeking to model itself off EB PREC, and a consultation in Jackson Mississippi with New West Jackson Cooperative. Finally, EB PREC is receiving a small amount of income for consulting work with the City of Oakland as the City develops a program to support low income homeowners to obtain loans and navigate the permit and construction process in order to create more affordable housing stock in Oakland.

COALITION-BUILDING

EB PREC staff is active in many local and regional housing justice organizations and coalitions, including Right to the City, Homes for All CA, the People’s Land and Housing Alliance, and the Oakland Property Acquisition Collaborative.

Staffing and Support

CURRENT STAFFING AND SUPPORT

The Cooperative currently has 4 part-time employees and 2 part-time contractors. In addition, the Sustainable Economies Law Center employs 6 people who work part-time to support with EB PREC’s development and legal needs, in addition to Noni Session, who is employed full-time to support the work of EB PREC and related education and organizing, under a project fiscally sponsored by the Law Center, called Collective Action and Land Liberation Institute. The details of the Law Center’s commitments to EB PREC are provided in the attached Legal Services Agreement and Incubation and Technical Support Agreement.

HIRING PLANS

EB PREC is planning to hire in the second half of 2020, bringing on an Investment and Fundraising Director to ensure that this offering is a success, and to expand our communications and organizing team as well so we can respond to the changing needs of the community throughout COVID-19 and the coming recession.

What is Unique About EB PREC’s Corporate Structure?

EB PREC is a California Cooperative Corporation, which is described in the California Corporations Code sections 12200 to 12704.  According to section 12201 of the Code, “such corporations are democratically controlled and are not organized to make a profit for themselves, as such, or for their members, as such, but primarily for their members as patrons.” As such, Investor Owners should not view the purchase of Investor Owner Shares as an opportunity to profit in the way that investors in conventional stock corporations might. Rather, Investor Owners are providing low-cost capital to support the work EB PREC does for the community, staff, and residents.

Structure and Governance

EB PREC has a unique legal, governance, and financial structure that is best understood by reading our cartoon Bylaws, attached to this document. We have written these Bylaws with the goal that all Owners read, understand, and feel empowered by our structure.

Unlike a conventional housing cooperative, which is formed to provide housing to a defined group of residents, EB PREC could be described as a “movement cooperative,” because it is designed not only to provide housing and affordable real estate, but also to build a large membership base and serve members’ collective goal to transform our neighborhoods and our systems for land ownership.

To this end, EB PREC has 4 categories (or “classes”) of Owners (or “members”), each with different rights, qualifications,  responsibilities, and ways of participating in EB PREC:

1.	Community Owners
2.	Investor Owners
3.	Resident Owners
4.	Staff Owners

The securities being sold through this offering enable people to become Investor Owners. To understand the role of Investor Owners in relation to other Owner categories, please read our Bylaws.

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HISTORY AND DEVELOPMENT OF THE COOPERATIVE

The East Bay Permanent Real Estate Cooperative was incorporated in 2017 after nearly one year of meetings and planning by the People of Color Sustainable Housing Network (“POCSHN") and Sustainable Economies Law Center (“Law Center”). This section provides a timeline of its development and evolution.

2016: Visioning and Planning

Growth of People of Color Sustainable Housing Network (POCSHN): POCSHN was founded in 2015 and, by early 2016, had grown into a network of more than 1,000 community members who joined a MeetUp group, attended events, and/or subscribed to the group’s newsletter. Among other things, this group sought to learn about models of collective land ownership that could combat displacement of people of color in the East Bay.

Development of the “permanent real estate cooperative” model by Sustainable Economies Law Center (“Law Center”): The Law Center, founded in 2009, had, by 2016, become frustrated with the practical and legal limitations of current models for development of affordable housing. Law Center staff drafted a concept piece proposing a new model called the “permanent real estate cooperative.”

Joint monthly planning meetings: After POCSHN attended one of the Law Center’s legal clinics, the two organizations began in April 2016 to meet monthly to plan the formation of a permanent real estate cooperative, gathering feedback from POCSHN members and refining the envisioned legal and financial structure.

2017: Incorporation and Development

Incorporation and Board: EB PREC was incorporated as a California Cooperative Corporation on February 27, 2017, simple Bylaws were adopted, and a 3-member Board of Directors (Marissa Ashkar, Lina Buffington, and David Jaber) was appointed to steward EB PREC’s development.

Community meetings and working groups: Twice per month from July to December, 2017, EB PREC hosted public meetings to gather feedback from community members on topics such as mission, vision, values, property selection, fundraising, and governance. Small working groups were formed and met separately on topics such as governance, finances, education, and partnerships.

Grants and support staff: Two grants secured by the Sustainable Economies Law Center (from Full Circle Fund and Christensen Fund) enabled EB PREC to pay stipends to two individuals, Marissa Ashkar and Lina Buffington, to carry out work that included event planning, communications, and administration.

2018: Staffing, Funding, and Launch

Staff Collective: From the working groups formed in 2017, a group of four core leaders emerged (Marissa Ashkar, Noni Session, Ojan Mobedshahi, and Shira Shaham), and in early 2018, the Board formally appointed all four to comprise EB PREC’s first staff collective, along with Gregory Jackson, a staff member of Sustainable Economies Law Center.

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Loan and donations: In a competitive process, EB PREC was chosen in early 2018 as a recipient of a $100,000 loan accompanied by technical assistance from the Force for Good Fund. EB PREC and the Law Center also obtained $11,000 in other donations to support EB PREC’s staffing and operations.

Innovation Award: The Law Center received a competitive $25,000 Cooperative Innovation Award from Capital Impact Partners for the incubation of the EB PREC. The Law Center paid the full award to EB PREC to support staffing and operations.

Structure: EB PREC staff worked closely with the Law Center and consultants from LIFT Economy to refine EB PREC’s legal, governance, operational, and financial structures, adopting comprehensive graphic Bylaws in December of 2018.

Launch and first 80 members: On December 5, 2018, EB PREC held a launch event and had our first 80 members pledge their commitments to EB PREC. By December 17, 2018, EB PREC accepted payment from both Investor Owners (those purchasing $1,000 Investor Owner Shares) and Community Owners (those making donations of $10 per week, month, or year).

Project planning: In late 2018, EB PREC began meeting and forming partnerships with two local land trusts to plan its first two real estate projects.

2019: Projects and Funding

Real estate projects: Throughout 2019, EB PREC organized with community members to explore more than a dozen potential properties, one of which, Co-op 789, was acquired in partnership with NCLT in May 2019. Significant current and planned real estate projects are described later in this document.

Education, events, and relationships: Throughout 2019, EB PREC staff attended dozens of meetings per week, spoke at conferences, held workshops, discussions, and other events to build community and orient and engage Owners, and deepened relationships with many local residents and organizations.

Membership and financing: By the end of 2019, EB PREC’s membership had grown to 70 Community Owners and 153 Investor Owners, 4 of whom invested a cumulative additional $64,000 (in addition to their initial $1,000 Shares) through a California-only private offering in the fall of 2019, which also included a $25,000 loan from another Owner. Some Investor Owners have set up payment plans to purchase their share in installments, and have not yet purchased their shares in full. In sum, EB PREC raised $200,300 in capital from Owners.

Grants and donations: EB PREC partnered with Sustainable Economies Law Center to secure a handful of grants, including from Solidaire, Chan Zuckerberg Initiative, Chrysalis Fund, Roddenberry Foundation, and Threshold. EB PREC received a direct grant from the Center for Cultural Innovation.

Capacity building: In 2019, EB PREC brought in 3 new staff members and had its first summer intern, and onboarded two new board members who were appointed by the East Oakland Collective and Sogorea Te Land Trust, to ensure indigenous and black representation and wisdom on the Board. EB PREC was invited to join various coalitions including Homes 4 All and the People’s Land and Housing Alliance, deepening our roots in the organizing community. EB PREC worked with LIFT Economy and Fortify Community Health to end the year with a strategic planning retreat.

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2020: New Projects, Growth, and Collaborations

Completion of first independent property acquisition: in May of 2020, EB PREC received a donation of a 4-bedroom home in Berkeley, which we refer to as Prince Street Project, described further below.

New real estate projects: Having partnered with other local organizations, EB PREC initiated several new real estate projects, described below in the Description of Properties and Real Estate in Development. One project, not described below, was a majority Black cooperative triplex in Oakland known as “Chateau L’Orange,” for which EB PREC was approved to receive an affordable housing subsidy from the City of Oakland, through Measure KK. While the seller ultimately withdrew from the deal and the project is no longer moving forward, the process laid significant groundwork for further collaboration with the City of Oakland, as described below.

Continued incubation by Sustainable Economies Law Center: As of July 2020, Sustainable Economies Law Center has received and is holding $568,164 in funds for the incubation of EB PREC. Some of these funds will be spent to pay Law Center staff who work to develop EB PREC (including Noni Session), while most of it will eventually be paid to EB PREC to advance EB PREC’s development, which furthers the Law Center’s charitable purposes. Separately, the Law Center coordinates a team of legal support providers for EB PREC, including an additional 20 hours per week in staff attorney time, and anywhere from 10 to 30 hours per month of pro bono legal support.

EB PREC is working with the City of Oakland on three initiatives:

•	Transformative Climate Communities: EB PREC partnered with the City and various other community groups, including the Black Cultural Zone, Planting Justice, Scraper Bikes, Hood Planners, and more, to apply for a $28 million dollar grant to support various programs in East Oakland. The grant was awarded to the City of Oakland and includes approximately $150,000 per year for 5 years for EB PREC to do displacement avoidance organizing in East Oakland, and an additional $40,000 to directly support the development of ADUs. This work should begin between October 2020 and January 2021.
•	ADU Kitchen Table: EB PREC has been invited by the City of Oakland to sit on a “Kitchen Table” committee that is helping review applicants and select a contractor who will best represent the needs of the community in an City of Oakland RFP process to develop an affordable housing ADU program.
•	Measure KK: EB PREC is making strides toward receiving public funding for our projects. The cooperative applied for funds under Measure KK, Oakland’s affordable housing bond, in January of 2020. There were challenges since the City is used to working with nonprofits, not cooperatives, but through a series of collaborative conversations with city staff to educate them on EB PREC’s model, the City ensured that EB PREC was and is able to apply for such funding, and has hired the Urban Homesteading Assistance Board to consult with them so that they can better learn to serve housing cooperatives.

EB PREC 2020 community engagement and education has included:

•	Online community engagement: Since Shelter-in-Place began in the Bay Area, EB PREC has moved its community engagement online. We’ve been convening online Scenario Planning calls with the community to help craft EB PREC’s response to Covid-19, rising unemployment, and a potential recession. These calls have opened up direct and regular dialogue with our members to help adjust our strategy to meet the needs on the ground, and help build out the vision, strategy, and tactics for our community-led property acquisitions.

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•	Building cultural centers: EB PREC has been working with cultural anchors in East and West Oakland, Black Cultural Zone and Alena Museum, respectively. In partnership with these arts anchors, and funding from the Center for Cultural Innovation, EB PREC has developed a fellowship program to support each of these organizations both internally with their governance structures and operations, and externally on the pathway to property acquisition with financial modeling and feasibility, site analysis, financing, and more.
•	Resident education: In collaboration with Northern California Land Trust (NCLT), EB PREC has led resident education workshops for Co-op 789, a project we are developing with NCLT. Workshops have covered a range of topics, including Intro to Co-ops, Bookkeeping and Accounting for Co-ops, Resident Selection, Community Agreements, and more. This educational series is laying the groundwork for training to be offered to all future Resident Owners.
•	Participatory governance design: The Cooperative has partnered with Pathways to Equity, a design and action organization, to work with a team of design professionals to design and create improved visual representations of our participatory governance models to maximize accessibility and equitable representation.

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DESCRIPTION OF PROPERTIES AND REAL ESTATE PROJECTS IN DEVELOPMENT

Property Owned by EB PREC: Prince Street Project

In May of 2020, EB PREC received a donation of a 4-bedroom single family home and dance studio in Berkeley, CA, with an estimated market value of over $1,000,000. The donor, who is in her 80s, has retained a life lease on one of the home’s bedrooms, allowing EB PREC to lease out the other three bedrooms and make the dance studio available. EB PREC is now working with Destiny Arts, a local arts education nonprofit, with the vision to provide affordable housing to their faculty at the home. The property is suitable for habitation, and has minor wear and tear which the Cooperative plans to remedy to maximize the longevity and resilience of the building.

In Development: Co-op 789

EB PREC organized with tenants and partnered with Northern California Land Trust (NCLT) to have NCLT purchase and co-steward with EB PREC a fully occupied 3,880 sq ft 4-unit residential building in North Oakland, for $1.3 million. The financing includes a $600,000 loan from the City of Oakland for affordable housing from Measure KK. EB PREC, NCLT, and the property residents came together with the shared goal of transferring the property to EB PREC ownership within three years. EB PREC has raised $200,000 to fund necessary rehabilitation, and plans to lend these funds to NCLT, while providing construction management and engaging residents in a co-op training program, eventually purchasing the property from NCLT.

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In Development: West Oakland 7th Street Cooperative Cultural Corridor / Uwazi Commons

Through a series of community meetings dubbed “Black Economics Salons,” EB PREC and community members developed the concept of the 7th St. Cooperative Cultural Corridor, aka Uwazi Commons, to ground our work along the historic West Oakland 7th Street. The vision is for Uwazi Commons to be an intergenerational space weaving in Afro diasporic food, retail, arts, and learning. Its mission is to keep Oakland artists & artist-preneurs in Oakland while building quality of life and community strength through shared space, culture, innovation, and economic solidarity.

In connection with this project EB PREC is exploring purchase of Esther’s Orbit Room, which was one of the great blues and jazz clubs in West Oakland, with a music venue, bar, and restaurant, the historic Singer's Arcade and Coffee Shop, three residential units on the second floor, with a total of 8 bedrooms, and an adjacent lot for parking and deliveries. This community resource is now ripe for transformation. By purchasing this property, redesigning and rehabbing the spaces in collaboration with nearby Alena Museum, working with local organizations to incubate artistic enterprises to fill the space, organizing a historic 7th Street Merchants Association, and cooperatively housing and creating permanent affordable ownership for 8-10 local artists, EB PREC will ground a landscape-shifting and sustaining Black arts community business into the rapidly changing landscape of West and Downtown Oakland. Through community-driven development, Esther's Orbit Room will become a cultural and economic resource for Oakland and the Black arts community for generations to come. EB PREC is working with community groups, an architect, underwriters, funders, and a broker to acquire this property.

In Development: OAXXANDA

OAXXANDA is an organizing group of BIPOC East Oakland residents, artists, and artisans that EB PREC is partnering with to acquire property in East Oakland. The group is currently developing their governance structure, shared vision and values, while simultaneously pursuing acquisition of 6619 Foothill Ave, for which they are currently in contract to purchase for $1,650,000. EB PREC may step in as the purchaser, with the OAXXANDA members becoming resident owners of EB PREC, or EB PREC may just provide technical assistance and support to the group, depending on the decisions made by the organizing group and EB PREC’s capacity and access to resources. The property includes a 10,000 sq. ft. mixed use building, with ground floor retail which used to be an aquarium, and 5 residential units on the second floor, and an additional 5,000 sq. ft parking lot. The property has been out of use for many years, with only two of the residential units habitable, and will require extensive rehabilitation, with an initial estimate indicating $800,000 worth of work.

In Development: East Oakland Grocery Cooperative

East Oakland Grocery Cooperative (EOGC) is an emerging cooperative of BIPOC East Oakland residents who are developing a buying club and cooperatively-owned grocery store in the “Deep East” of Oakland, in order to serve the community and build an oasis in what is currently a food desert. The founding cohort of worker owners at EOGC have prioritized property acquisition as a core component of their work to ensure stability and security for their cooperative and the community. EB PREC is supporting EOGC as an emerging enterprise with technical assistance in financial planning, business planning, and the property search as the cohort develops their vision for the permanent location.

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Potential properties include 7475 Bancroft Ave, a 1,532 sq. ft. corner store, which would need little to no capital improvements, and 9818-9828 International Blvd, a 8,400 sq. ft. retail building with four storefronts, three of which are rented, one of which is a vacant 3,300 sq. ft. unit that used to be a grocery store, and which has walk-in refrigeration, but needs a new floor and other improvements to be built out as a grocery store. EOGC is also a member of the Black Cultural Zone, which has also expressed interest in this property.

In Development: 12th Street Project

EB PREC partnered with a community member to help him purchase a 2,000 sq. ft. vacant lot in West Oakland for $200,000 in order to prevent a developer from purchasing it in the summer of 2019. The Cooperative is in negotiations with the community member to acquire the property from him at a low cost. The vision is to build and provide deeply affordable housing and develop a Black Sanctuary Garden on the site in partnershIp with Alena Museum.

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USE OF FUNDS TO BE RAISED

Intended use of funds: Funds raised through this offering are intended to be used, regardless of the amount raised, to purchase, develop, build, rehabilitate, manage, and permanently preserve the affordability of real estate.

The specific projects to which these funds will be applied will depend on many factors, including the timing of each project’s development and fluctuations in the real estate market. Some of the possible real estate projects are described in the section called Description of Properties and Real Estate Projects In Development, and some of the acquisitions will emerge throughout the course of the coming months and years. The Cooperative will determine what property to purchase on a case-by-case basis. Properties may include:

•	Single-family homes
•	Accessory dwelling units (ADUs)
•	Multi-unit residential
•	Community, cultural, and commercial spaces
•	Vacant land

Combination with other financing: The funds will likely be combined with other forms of property acquisition financing, such as loans from foundations, credit unions, community banks, and community development financial institutions. For example, funds raised through this offering may be used to make a down payment for a property, while the rest may be financed by a credit union loan.

Right to change the use of funds: While the intention is to spend proceeds of this offering on real estate, as described above, the Cooperative reserves the right to change the use of proceeds as needed in response to unforeseen circumstances, which may include using some of the proceeds to fund operations or to compensate staff, directors, and officers for their labor.

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SECURITIES BEING OFFERED

The Cooperative is offering Investor Owner Shares at $1,000 per share. This section describes additional details about what it means to buy Investor Owners Shares.

Dividends

The Cooperative aims to return dividends at a rate of 1.5% per year, which will likely be accumulated and compounded annually, then paid out every three to five years. When dividends are declared or distributed, the Cooperative will issue to Investors an IRS Form 1099-DIV, reflecting all dividends earned, provided that the Investor earns $10 or more in annual dividends. EB PREC will also report the dividends to the IRS.

At the time of purchase, Investors will have the option to waive their right to receive dividends, in the interest of further reducing the cost of real estate for our communities.

Voting

Being an Investor Owner, regardless of the number of Shares owned, entitles the Investor Owner to only one vote on any matter Investor Owners are eligible to vote on, as laid out in the Bylaws. Investor Owners have the right to participate in member meetings, and in electing the board President and Treasurer. Board members serve two-year terms, and terms are staggered, with elections and appointments for certain seats happening each year, as laid out in the Bylaws..

Shares may not be transferred

Investor Owners may not transfer their shares to others. Shares may only be redeemed with the Cooperative.

Redemption of Investor Owner Shares

When an Investor Owner requests to withdraw their Investor Owner Shares, the Cooperative aims to return the full share purchase price ($1,000 per share), plus any dividends that have accrued but not yet been distributed to the Investor Owner. Investor Owner Shares have a 5 year minimum term, meaning an Investor Owner must hold them for 5 years before redeeming. The Cooperative may pay the full amount due immediately, or pay only part of it, converting any unpaid amount to a promissory note payable to the former Owner in installments. After one year, any unpaid amounts shall begin to accrue and annually compound interest at a rate of 1.5% per year. The Cooperative will make reasonable efforts to pay all notes within 1 year, but may extend it up to 5 years in the event that payment of the note would leave the Cooperative unable to meet its other financial obligations. The term of the promissory note may not exceed 5 years without consent from the Owner.

Important: While the intention is to pay all Investor Owners back with dividends, the Board may decide that the redemption value of Shares to all Investor Owners will be reduced, depending on the financial health of the Cooperative. Investor Owner Shares are a form of equity in the Cooperative; therefore, this equity share is at risk of being lost. A promissory note to an Investor Owner shall also provide that if all current Investor Owners receive a reduction in redemption value of their Investor Owner Shares, the Board may choose to apply a proportionate reduction to all outstanding promissory notes of former Investor Owners.

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Investor Owner Rights if the Cooperative Liquidates

In the event that the Cooperative liquidates, Investor Owner Shares will be redeemed only after the Cooperative first pays off its debts and liabilities, its Resident Owner account balances, and its Resident Shares. Any remaining funds will be used to redeem all Investor Owner Shares. If funds are not available for full redemption, then payments shall be reduced proportionally for each Investor Owner. If there are any other account balances held by Investor Owners (which are not debts, liabilities, or Shares) any remaining funds will be used to redeem those account balances, along with Community Owner account balances, with any lack of funds leading to a proportional reduction in payment for each owner.

To better understand how EB PREC’s finances work, and particularly to understand the rights of different categories of Owners, please read our attached Bylaws.

Amending Investor Owner Rights

Rights of Investor Owners, as outlined in the Bylaws, may be changed by a 2/3 vote of all EB PREC Owners, which includes Owners who are not Investor Owners. Every Owner gets only one vote. Certain items require an even higher voting or approval threshold, as outlined in Bylaws page 37.

Other Information about the Securities Being Offered

Purchasing one share using a payment plan: Investors who cannot make a one-time payment of $1,000 may set up regular payments. In this case, they may buy a share with a minimum first payment of $100 and a good faith commitment to pay the remaining $900 within 5 years, with payments made at least annually.

Access to information: Investor Owners have access to Board meeting agendas and minutes, certain Cooperative Policies, and Financial Statements, as laid out in slide 28 of the Bylaws.

Other financial provisions:

Investors have no preemptive or conversion rights, and there is no sinking fund provision.

Investors have no liability to further calls or assessments by the issuer.

There is no provision discriminating against existing or prospective holders of securities as a result of shareholders owning a substantial amount of securities.

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PLAN OF DISTRIBUTION:

Our Plan and Procedures for Selling the Shares

Eligibility to Participate

Generally, any person, organization, or business may become an Investor Owner. Individual Investors must be 18 years of age or older to invest.

This offering is not available in all states, provinces, or countries. EB PREC may limit this offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where EBPREC has limited the offering in any particular state for any other reason.

All Investors must align and agree with EB PREC’s Mission and Points of Unity, as laid out in the Cooperative’s Bylaws which are attached in the exhibits to this Offering Circular.

In case of confusion as to whether you can invest, please contact the cooperative at info@ebprec.org.

Where Shares Will Be Offered

Within two days of the qualification of this offering, EB PREC will offer Investor Owner shares in California. Since every state’s laws are different, EB PREC will begin offering shares in other states only after complying with those states’ legal requirements and gaining authorization for the Board of Directors to offer shares in other states. Based on the requirements of each state, the Board will adopt a policy specifying the requirements for prospective Investor Owners outside of California to purchase Investor Owner Shares.

How to Participate

Go to ebprec.org and click on the “Invest Now” or “Invest” button, and follow the procedures as described.

Upon a prospective Investor’s completion of an Investor Owner Agreement, the Cooperative will send a copy of the Agreement to the Investor by email. Then, the Cooperative will invoice the prospective Investor for the Share(s) to be purchased. Upon acceptance of payment for the Share(s), the prospective Investor becomes an Investor Owner, and the Cooperative will send a confirmation email. After this point, the Investor Owner may not revoke or change the investment or request investment funds before the end of the investment term as laid out in the Cooperative’s Bylaws.

Advertising, Sales, and other Promotional Materials

The Cooperative is offering these Shares directly to the public at the following website:  ebprec.org

The Cooperative will be offering the Shares to the public directly, not using any underwriters, brokers/dealers, or other intermediaries who might receive commissions for sharing information about the offering.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Cooperative expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Cooperative. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Cooperative, or the Shares/Investment Opportunity and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective Investor Owners must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

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The Cooperative may work with partner websites to share information about the offering, like investibule.co. No partners will be acting as underwriters or registered broker/dealers, nor will any partners receive commissions for sharing information about this offering.

Limitations on Amounts Investors Can Invest

If one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase Shares, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Owner Agreement, to certify and represent to the Cooperative’s satisfaction that s/he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

The next two sections summarize rules for accredited and non-accredited investors.

Accredited Investors

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

•	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;
•	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;
•	A business in which all the equity owners are accredited investors;
•	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;
•	A bank, insurance company, registered investment company, business development company, or small business investment company;
•	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets exceeding $5 million; and
•	A director, executive officer, or general partner of the company selling the Securities, or any director, executive officer, or general partner of a general partner of that issuer.

If an Investor falls within any of those categories, then that Investor may invest as much as they want, subject to other terms of this offering.

Limitations On Amount A Non-Accredited Investor Can Invest

There’s a limit to how much an Investor can invest if they do not meet the definition of “accredited investor” on the previous slide. In this case, the most the Investor may invest in this Offering is no more than 10% of the greater of such purchaser's:

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(1) Annual income or net worth if a natural person (Please see Federal rule 17 CFR § 230.501 for the rules on how to calculate your net worth and annual income for this purpose), or

(2) Revenue or net assets for such purchaser's most recently completed fiscal year end if a non-natural person.

NOTE: For the purposes of calculating net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of one’s primary residence and may exclude any indebtedness secured by one’s primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts (such as a 401(k) plan), net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

The Duration and Success [or Not] of This Offering

This is a continuous offering that will begin within two days of receiving qualification from the Securities and Exchange Commission and will likely continue for up to three years, unless we terminate the offering sooner.

The Offering may be terminated at the Cooperative’s election at any time.

The term of the investments will start on the date funds are transferred to EB PREC’s accounts, or the agreement is signed, whichever is later. At the same time the Cooperative is raising funds from this Offering, it may be seeking other additional sources of funding, including loans and grants.

The Shares are being offered by the Cooperative on a “best efforts” basis. Best efforts means the staff owners of the Cooperative will use its commercially reasonable best efforts in an attempt to sell the Shares. There is no minimum raise required, and therefore there is no plan to return investments to investors if a certain threshold amount is not raised.

No staff person or contractor will receive any commission or any other remuneration for these sales.

No Revocation By Investor

Once a person has executed an Investor Owner Agreement and submitted funds for the purchase of the Shares, such investment  may not be revoked without the consent of the Cooperative.

The Investor, not the Cooperative, bears the risk of delivery for the Investor Owner Agreement, payment, and all other documents that the Investor must deliver to participate in the investment program. The Cooperative prefers that all documents be executed electronically, and all payments be made by Automated Clearing House (“ACH”) or by Check. However, if the Investor chooses to deliver documents and payment by mail, the Cooperative recommends the use of insured and registered mail. The Cooperative also recommends allowing for a sufficient number of mailing days to ensure that the Cooperative receives your documents and payments before the applicable expiration date.

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Discretion to Accept, Reject, or Modify Investments

A few important things for prospective Investors to know:

•	This Offering is made subject to withdrawal, cancellation, or modification by the Cooperative without notice.
•	The Cooperative reserves the right to reject an investment for any reason.
•	The Cooperative need not accept investments in the order received.
•	The Cooperative reserves the right to allot to any prospective Investor less than the amount of the Securities such Investor desires to purchase.
•	The Cooperative reserves the right to accept an investment even if the investment is defective in some way. The Cooperative will either work with investors to cure any defects, or will return all monies from rejected investments immediately to those Investor Owners, generally without interest and without deduction.

This Offering Circular is the Only Document Authorized by the Cooperative for Prospective Investors

When assessing whether or not to invest, prospective investors should rely on the information in this Offering Circular, and not rely on information provided by other people or in other documents, including documents written and published by the Cooperative. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice

This Offering Circular is intended to provide prospective Investor Owners with information necessary for an informed investment decision. However, nothing in this Offering Circular is intended as legal, accounting, tax, or investment advice. Prospective Investor Owners should not see the contents of this Offering Circular (or any other communication from the Cooperative, its affiliates and their employees, or any professional associated with this offering) as legal, accounting, tax, or investment advice. An Investor Owner must rely on his or her own examination of the Cooperative and the terms of this offering, including the merits and risks involved. Each Investor Owner should consult his or her own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for him or her. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Cooperative has verified or investigated any of the statements or representations made in this offering circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this offering circular.

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EB PREC’s Ongoing Reporting Requirements

Following this Tier 2, Regulation A offering, the Cooperative will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Cooperative will be required to file:

•	an annual report with the SEC on Form 1-K;
•	a semiannual report with the SEC on Form 1-SA;
•	current reports with the SEC on Form 1-U;
•	and a notice under cover of Form 1-Z.

The necessity to file current reports may be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by the Cooperative if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Record-Keeping and Transfers

EB PREC will be directly handling all recordkeeping and dividend distributions, but may, in the future, hire a transfer agent to provide such services.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

You should read this section in conjunction with EB PREC financial statements. See EB PREC Audit Reports for 2018 and 2019 at the end of this document.

The discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. EB PREC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Offering Circular.

Grants Funding EB PREC Operations

Grants have been EB PREC’s primary source of funding for its operations, to date. In deep partnership with the Cooperative’s incubating organization, the Sustainable Economies Law Center (Law Center), EB PREC has raised over $700,000 in received and pledged grant funding.

Not all of this funding appears on EB PREC’s books for various reasons. Many grants are held and administered by the Law Center for the purpose of incubating EB PREC. The Law Center and EB PREC periodically enter into contracts in which the Law Center agrees to pay EB PREC to carry out work that advances the missions of both organizations.

As of July 20, 2020, the Law Center is holding $568,164 for EB PREC incubation, which is to be distributed to EB PREC on request by EB PREC any time before the end of 2021. See the Exhibits for multiple contracts between the Law Center and EB PREC. These funds support the Cooperative to focus on community building, organizing, legal and organizational infrastructure, education, and our first few real estate projects. Based on pledges from current funders, EB PREC expects to receive approximately $460,000 in additional grants through the Law Center by the end of 2021.

As of the end of fiscal year 2019, EB PREC has received one grant directly for $100,000. This is shown as a “refundable grant advance” on the Cooperative’s 2019 balance sheet. However, per accounting standards, it is not shown on the Cooperative’s income statement, since the deliverables are not yet complete. This accounts for the Cooperative’s net loss shown at the end of 2019.

Also not shown on the attached financial statements is a grant of $50,000 from the Roddenberry Foundation that EB PREC will receive in quarterly installments this year, as a result of EB PREC’s Executive Director, Noni Session, being awarded a Roddenberry Fellowship.

5-Year Grant For Anti-Displacement Work

In addition to general operating grant support, EB PREC has just been awarded, in partnership with the City of Oakland and many other co-applicants, the Thriving Climate Communities Grant from the Strategic Growth Council, for a total of over $28 million dollars. EB PREC will receive $715,000 over the next 5 years to carry out anti-displacement organizing and education throughout deep East Oakland, in partnership with the City and the Black Cultural Zone. This five-year program will ensure EB PREC’s longevity and capacity to organize residents and businesses in East Oakland for cooperative land liberation.

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Staffing

The Cooperative staffing expanded substantially from 2018 to 2019. EB PREC’s staff collective formed in the summer of 2018 with a shoestring budget of $36,000. Most of the staff had been organizing on a volunteer basis before then. The success of our launch at the end of 2018, and the collaborative leadership of the Law Center, allowed us to fundraise and expand our staffing in 2019. The Law Center hired and has been employing our Executive Director, Noni Session, to do the educational, organizing, and development work necessary to establish and grow EB PREC. Her salary therefore does not appear on the Cooperative’s financial statements.

EB PREC expects to hire at least one new full time staff by the end of 2020, and continue the trend of increasing staffing capacity in the near term.

Investments Prior to This Offering

EB PREC officially launched our public membership at the end of 2018, with our first members investing in 2018, and the majority to date joining in 2019. By the end of 2019 EB PREC had raised over $200,000 from Investor Owners in California only. A major purpose of funds raised is to fund the rehabilitation of Co-op 789, estimated at $185,000, in partnership with the Northern California Land Trust (NCLT). EB PREC is ready to make the loan, but has been waiting for the City of Oakland and Heritage Bank, who have first and second loans on the property, to approve EB PREC’s loan. This, in part, accounts for EB PREC’s expanded cash surplus at the end of 2019. We expect to make the loan in the coming months, and a part of that cash surplus will be turned into an asset via a promissory note with NCLT.

To date, most Investor Owners have only been able to purchase only one share each, since California securities laws allow for the purchase of cooperative membership shares for only up to $1,000 per person.

Four Investor Owners in close relationship with the Cooperative have purchased additional Shares through a private offering in the Fall of 2019.

Liquidity

In 2018 and 2019, the Cooperative’s assets were highly liquid, in the form of cash. This cash was made up of a combination of grant funding, loans, and Investor Owner Shares. The Cooperative does not intend to use Investor Owner Shares for operating expenses like salaries, but is reserving these funds for property acquisitions and rehabilitation. Thus, while EB PREC has had high liquidity, we anticipate lower liquidity levels as we start to purchase more real estate.

Since the end of 2019, the Cooperative, in partnership with the Law Center, has been able to raise enough grant funding to support our operations through the end of 2021. Most of these funds are held by the Law Center and will be paid to EB PREC upon request. The remainder are pledges from foundations which are due in 2021.

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In a few years, EB PREC expects to be financially self-sustaining from revenue generated from properties. Until then, we are continuing to raise grants and donations to cover operational expenses.

In May of 2020, EB PREC received a donation of a 4-bedroom home (see the page describing the Prince Street Project) worth more than $1,000,000 on the speculative market. This is a highly illiquid asset, and EB PREC has no intention of ever selling the property. In a potential low liquidity situation in future years, this asset could be leveraged (borrowed against) to create liquidity for the Cooperative. This is not a desirable outcome, but a possibility if needed.

Looking Forward

With a global pandemic and racial uprisings, 2020 has been an unprecedented year for the world in so many ways, making it challenging to predict what is going to happen next. The following discussion includes both facts and conjecture, in addition to forward looking projections. The COVID-19 pandemic has led to monumental unemployment, new restrictions to protect housing, like eviction moratoriums, new government spending programs, companies requiring employees to work from home, and the fear of a coming recession. These and other factors will impact the East Bay’s real estate market in various ways.

Real estate listings and sales in Oakland and the East Bay slowed down substantially in March and April, but are picking up again. The increase may be due to the pent up supply that wasn’t listed in March and April, and if government funding or other forces fail to prevent a recession, we may expect to see an increase in properties listed due to residents’ inability to pay their mortgages, as well as a drop in qualified purchasers of real estate, due to unemployment. This combination could lead to a drop in prices.

EB PREC has been hosting scenario planning calls with its members and community from across the country since the beginning of the pandemic, so that we can best understand, prepare for, and respond to the needs of our communities. We know that during the last recession Black and POC communities were most negatively impacted by foreclosures and a loss of wealth, while the 1% and ultra wealthy purchased properties at low prices. In the rest of 2020 and 2021, EB PREC anticipates using funds raised through this offering to acquire multiple properties, potentially intervening in foreclosures to convert properties to collective ownership, instead of allowing them to be purchased at low prices by ultra-wealthy investors and increasing gentrification and displacement. Funds raised will allow EB PREC to put money down and borrow additional funds from individuals and institutions for the purchase of properties. This additional debt funding may happen concurrently with this offering. We will continue to organize with our community around properties that provide the best balance of financial feasibility, permanent affordability, and community impact.

This is a “best efforts” offering, meaning there is no minimum we need to reach before we begin to deploy funds from the offering. Thus, the scope of our upcoming acquisitions depends heavily on how much funding we are able to raise through this offering. Thank you for investing in community.

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DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

EB PREC is governed by a Board of Directors, and managed by a staff of cooperative and housing justice veterans. There are no family relationships among the Staff or Board Members.

Name	Position	Age	Start of employment or term of office	Approximate hours per week for part-time employees
Staff Owners
Noni Session	Director	45	3/2018
Ojan Mobedshahi	Finance Director	30	6/2018	35
Shira Shaham	New Projects Director	40	6/2018	25
Non-Owner Employees
Victoria Yu	Operations Director	33	8/2019	10
Tia Katrina Taruc-Myers	Digital Communications	34	6/2019	5
Board Members
Candice Elder	Board Member	39	7/2019
Patricia St. Onge	Board Member	66	7/2019
Gregory Jackson	Board President (Governance Director)	30	6/2020
Renae A. Badruzzaman	Board Member	33	6/2020
Shira Shaham	Board Secretary (Staff Director)	40	2/2018
Ojan Mobedshahi	Board Treasurer (Finance Director)	30	7/2018

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Staff Owner: Noni Session - Executive Director

Noni is a 3rd generation West Oaklander, Cultural Anthropologist and Grassroots Organizer. After a 2016 run for Oakland City Council in which she garnered more than 43% of the vote, Noni came to believe her community’s clearest pathway to economic justice and to the halt of rapid displacement was a cooperative economy. In the past five years Noni has held many roles, including Assistant Librarian at the West Oakland Public Library; Candidate & Chief Strategist Oakland City Council Campaign; and Co Founder and Outreach, Media & Strategy lead for State of Black Oakland. Her core competencies include academic research & writing, international development & government agency liaison, volunteer recruitment & management, collections management, and cooperative development.

Staff Owner and Board Treasurer: Ojan Mobedshahi - Finance Director

Ojan is a 2nd generation Iranian American, born and raised in the Bay Area. He has experience in healthy land use spans landscape design, restoration and education, real estate brokerage, construction and development, and political organizing. Ojan lives in a co-op in Oakland, and is also a landscape contractor and regenerative permaculture designer. In the past five years Ojan has worked as a Land Analyst at Polaris Pacific, a San Francisco brokerage, and a Development Associate at Ashbury General Contracting and Engineering. Before joining EB PREC, he founded his own business, Happy Planet Land Use Consulting. His previous work includes real estate financial modeling, project management and entitlement in the Bay Area, as well as landscape design, build, and project management.

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Staff Owner and Board Secretary: Shira Shaham - New Projects Director

Shira has nearly 10 years experience leading teams and managing custom design projects and businesses. She played a key role in the growth of a food cooperative start-up in New York from the initial meeting of some 20-odd people to a successful business open six days/week. Returning to the Bay Area where she was raised, Shira works to give back to the communities that have nurtured her. Shira works part time at Arizmendi Construction Cooperative, and previously worked at Ashbury General Contracting and Engineering leading teams and managing custom design and construction projects.

Employee: Tia Katrina Taruc-Myers - Digital Communications

Tia is a lawyer at the Sustainable Economies Law Center and works part-time at EB PREC to help out with social media, website updates, blog posts, and newsletters. She lives at Coop 789 and only ever uses "#blessed" when talking about being #blessed to be a part of the movement to create #LandWithoutLandlords. When she's not at her two jobs, she hangs out with the good folks at the Community Democracy Project, an all volunteer campaign working to bring participatory budgeting to Oakland. In 2012 Tia founded the Alipato Project, a nonprofit that represents domestic violence survivors in civil court and seeks financial retribution for its clients.

Employee: Victoria Yu - Operations Director

Victoria is the Operations Coordinator at both EB PREC and Design Action Collective, a worker-owned cooperative that designs graphics and websites for social justice movements. When she’s not helping coops stay organized, she’s organizing with the Community Democracy Project, a volunteer-led campaign to bring participatory budgeting to Oakland—or hiding in a room reading.

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Board Member: Candice Elder

Candice Elder, an East Oakland native who currently resides in City of Oakland District 7, is the Founder and Director of The East Oakland Collective (EOC). Candice went to Oakland public schools and for high school attended The Head Royce School. Candice has a background in law, philanthropy and nonprofit management. Candice was a legal professional for 10 years and has worked in plaintiff class action law firms in employment and antitrust law fields. Candice previously worked as the Executive Coordinator and Membership Manager for the Women's Funding Network, the largest philanthropy network of women's funds and foundations in the country.

Board Member: Patricia St. Onge

(Haudenosaunee and Quebecoise, adopted Cheyenne River Lakota) is a grandmother and mom. She’s also the founder of Seven Generations Consulting and Coaching, working primarily with social justice organizations. She is the lead author of Embracing Cultural Competency: A Roadmap for Nonprofit Capacity Builders. She is Assistant Adjunct Professor at Mills College, Dept. of Race, Gender and Sexuality Studies. As an activist, she is a member of the coordinating committee of 1000 Grandmothers for Future Generations. She serves as Co-Chair of the board of directors of Highlander Research and Education Center in Tennessee and East Bay Permanent Real Estate Cooperative, based in Oakland.

Patricia is a writer, avid reader and lover of ceremony. Between them, she and her life partner, Wilson Riles, have six grown daughters, daughters and sons-in-law, and 8 grandchildren. Patricia is part of a growing community in East Oakland called Nafsi ya Jamii (The Soul Community), an Education/Spiritual Center and urban farm.

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Board President (Governance Director): Gregory Jackson

Greg is a native of Oakland with deep family roots who feels fortunate to live within blocks of his family that now spans three generations. He is deeply committed to achieving economic equity in the East Bay through collective ownership and democratic decision-making. Recognizing the many social problems rooted in the unequal distribution of wealth and decision-making power, Greg focused his law school research on international cooperatives. Greg aims to increase collective decision-making and cooperative-ownership in East Oakland. He holds a B.A. in Philosophy from San Diego State University, and a J.D. from Golden Gate University School of Law. Greg envisions a cooperative corridor in East Oakland where the historically disadvantaged are given autonomy to self-determine the development of their neighborhoods. Greg knows that youth are the future, and believes the stewards of today must learn to co-create with the inheritants of tomorrow. Greg also serves on the Steering Committee of the Oakland Climate Action Coalition and mentors at Youth Impact Hub. Greg enjoys art, travel, and meaningful conversation in his free time.

Board Member: Renae Alvarez Badruzzman

Renae Alvarez Badruzzaman (she/her) is a public health practitioner passionate about systems change at the root of social and health inequities. Renae serves as the POCSHN Housing Justice Director for EBPREC, Board Member of Eden Area Community Land Trust, and Program Manager for Build Healthy Places Network. She brings a decade of multidisciplinary and cross-sector experience to collectively advance health equity, inclusion and justice for people of color and communities with low-incomes. Renae’s intention is to support holistic healing practices that work to repair the wounds from legacies of violence and oppression against BIPOC, people with disabilities, and communities with intersecting identities. She is a certified compassion fatigue specialist, has a Master of Public Health, holds National Leader Fellowships in Disabilities, and a Bachelors in Psychology and Human Development. Renae cherishes being active, yoga, reading, cooking, and spending time with her loved ones.

36

FINANCIAL INTERESTS AND COMPENSATION OF DIRECTORS, OFFICERS, AND OWNERS

Compensation of Executive Officers

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Noni Session*	Executive Director	$48,413.48	$0.00	$48,413.48
Shira Shaham	New Projects Director	$26,050.00	$0.00	$26,050.00
Ojan Mobedshahi	Finance Director	$24,000.00	$0.00	$24,000.00

*Noni Session’s position is fiscally sponsored and funded directly through the Sustainable Economies Law Center, and therefore is not reflected in East Bay Permanent Real Estate Cooperative’s financial statements.

Board members currently do not receive compensation for board service, but may receive compensation for other work carried out for the cooperative. The total compensation to the organization’s Directors in fiscal year 2019 was $59,387.50, and does not include Noni Session’s compensation, which comes through the Sustainable Economies Law Center.

Proposed Future Compensation:

Future compensation for staff and directors has not been pre-determined, proposed, or contingent upon the success of this offering. With the oversight of the board of directors, employees of the Cooperative collectively set their compensation, or at minimum adhere to the living wage for 1 adult and 1 child using the MIT Living Wage Index. Furthermore, employee compensation is capped at 3 times the median per capita wage for all occupations in the Oakland-Hayward-Berkeley Metropolitan division.

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Security Ownership Of Management And Certain Owners

The following table sets forth the beneficial ownership of Investor Owner Shares of the Cooperative’s Executive Officers and Directors as a group, and individually any security holders who beneficially own more than 10% of security, as of 7/22/2020

As of the submission of these documents, no executive officer, director, or individual owns more than 10% of any class of voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Investor Owner	EB PREC Executive Officers and Directors as a group, 1428 Franklin St, Oakland, CA 94612	$0.00	$0.00	0%

Interest Of Management And Others In Certain Transactions

Between January 1, 2018 and July 20, 2020, EB PREC contracted with six members of the Board of Directors to provide services to EB PREC. Some of these same Directors were later hired to be on the staff of EBPREC, as shown on pages above.

The Directors and non-employee compensation received are:

•	Marissa Ashkar, Director, paid $4,642 to provide support with communications, events, and community-building
•	Eric Christian, Director, paid $500 to support with software and IT needs
•	Shira Shaham, Director, paid $3,602 to support with operations, events, and real estate projects
•	Noni Session, Executive Director, paid $3,000 to support with strategy and development
•	Lina Buffington, Director, paid $2,500 to support with strategy and development
•	Ojan Mobedshahi, Director, paid $4,125 to support with finance and real estate projects

No one involved with EB PREC or with the preparation of this Offering Circular and related documents was or is employed on a contingent basis, meaning that no one will be paid on the basis of how many Shares are sold through this offering.

38

FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

December 31, 2018

39

C O N T E N T S

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

East Bay Permanent Real Estate Cooperative, Inc.

Oakland, California

We have audited the accompanying financial statements of East Bay Permanent Real Estate Cooperative, Inc., which comprise the balance sheet as of December 31, 2018, and the related statements of income, owners’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Wegner CPAs, LLP

Madison, Wisconsin

April 3, 2020

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
BALANCE SHEET
December 31, 2018

ASSETS
CURRENT ASSETS
Cash	$117,167
Prepaid expenses	600

Total assets	$117,767

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$8,009
Payable to related party	4,125
Accrued expenses	2,089

Total current liabilities	14,223

Long-term debt	100,000

Total liabilities	114,223

OWNERS' EQUITY
Investor owner shares	11,200
Accumulated deficit	(7,656)

Total owners' equity	3,544

Total liabilities and owners' equity	$117,767

See accompanying notes.

F-2

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENT OF INCOME
Year Ended December 31, 2018

REVENUE
Membership dues	$110

OPERATING EXPENSES
Contractors	20,329
Salaries and wages	10,610
Occupancy	3,600
Advertising	1,121
Office supplies	716
Miscellaneous	5,139

Total operating expenses	41,515

Net loss from operations	(41,405)

OTHER INCOME (EXPENSES)
Grant income	25,852
Donation income	11,695
Interest income	1,404
Interest expense	(6,850)

Total other income (expenses)	32,101

Net loss before income taxes	(9,304)

Provision for income taxes	(1,128)

Net loss	$(10,432)

See accompanying notes.

F-3

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENT OF OWNERS' EQUITY
Year Ended December 31, 2018

		Retained
		Earnings
	Investor Owner	(Accumulated
	Stock	Deficit)	Total

Balance December 31, 2017	$-	$2,776	$2,776

Stock issued	11,200	-	11,200
Net loss	-	(10,432)	(10,432)

Balance December 31, 2018	$11,200	$(7,656)	$3,544

See accompanying notes.

F-4

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENT OF CASH FLOWS
Year Ended December 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,432)
Adjustments to reconcile net loss
to net cash flows from operating activities
Increase in assets
Prepaid expenses	(600)
Increase in liabilities
Accounts payable	5,509
Payable to related party	4,125
Accrued expenses	2,089

Net cash flows from operating activities	691

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	100,000
Proceeds from issuance of stock	11,200

Net cash flows from financing activities	111,200

Net change in cash	111,891

Cash at beginning of year	5,276

Cash at end of year	$117,167

SUPPLEMENTAL DISCLOSURES
Cash paid for income taxes	$1,263

See accompanying notes.

F-5

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2018

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

East Bay Permanent Real Estate Cooperative, Inc. (Cooperative) is a multi-stakeholder cooperative that creates pathways for residents of Oakland and surrounding communities to organize, finance, acquire, and co-steward land and housing. The Cooperative seeks to transform the housing system to build collective wealth amongst historically disenfranchised communities, while empowering residents through democratic governance.

Revenue Recognition

Membership dues are recognized during the year in which the dues are received. Membership dues are primarily used to fund the operations of the Cooperative and provide little of tangible value to the donors. Grant revenue is recognized in the year the performance obligations are fulfilled. Donation income is recognized in the year it is received.

Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

Income Taxes

The Cooperative is taxed on non-patronage earnings and any patronage earnings not paid or allocated to the members. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between basis of assets and liabilities for financial statement and income tax purposes.

Advertising

Advertising costs are expensed as incurred.

Date of Management's Review

Management has evaluated subsequent events through April 3, 2020, the date which the consolidated financial statements were available to be issued.

NOTE 2—OPERATING LEASE

The Cooperative leases office space under a month to month arrangement that requires monthly payments of $600. Total rent expense for 2018 was $3,600.

F-6

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2018

NOTE 3—LONG-TERM DEBT

Long-term debt at December 31, 2018 consisted of an unsecured note payable to Force for Good Fund with interest at a fixed rate of 6.85%. The note requires interest-only payments for the first two years, followed by annual payments of $24,291, including principal and interest. The note matures in December 2024.

Future minimum principal payments consist of the following:

2019	$-
2020	17,441
2021	18,634
2022	19,912
2023	21,276
Thereafter	22,737

Total	$100,000

NOTE 4—OWNERS’ EQUITY

The Cooperative offers a multi-tiered ownership structure. Each category of ownership entitles the owner to difference rights and responsibilities. Owners may become owners through multiple categories of ownership and will bear the rights and responsibilities of each category of ownership. Multiple ownership categories does not entitle an owners to more than a single vote.

An individual who lives in or is rooted in the East Bay area may become a Community Owner. Community Owners pay yearly membership dues which are used to fund the Cooperative’s operations. Community Owners do not hold equity in the Cooperative.

Investor Owners purchase shares that consist of owners’ investments in the Cooperative. Investors are required to purchase one share for $1,000. Shares can be purchased in a lump sum payment or with an initial payment of $100 and a good faith commitment to pay the remaining $900 within five years, with payments made at least annually. Investor Owners agree to hold their shares for a minimum of five years. Investors may purchase additional shares subject to securities law. Purchase of additional shares does not entitle an Investor Owner to additional votes. Shares are refundable should a member decide to leave the Cooperative, subject to approval by the directors. At December 31, 2018, 25 shares were issued and outstanding.

Resident Owners are residents of properties which the Cooperative manages. Resident Owners earn equity and patronage dividends from their rental payments.

Staff Owners are employees of the Cooperative. Staff Owners must have worked for the Cooperative for a minimum of 500 hours and for twelve months. Staff Ownership must be approved by a minimum of two-thirds vote by other Staff Owners.

At December 31, 2018, all of the Cooperative’s stock recorded on its balance sheet was comprised of Investor Owner shares.

F-7

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2018

NOTE 5—INCOME TAXES

The provision for income taxes for 2018 consisted of the following:

Current federal income tax expense	$(328)
Current state income tax expense	(800)

Provision for income taxes	$(1,128)

Deferred income taxes at December 31, 2018 were immaterial and not recorded in the financial statements.

NOTE 6—RELATED PARTY TRANSACTIONS

At December 31, 2018 the Cooperative had an amount payable of $4,125 to a member of its board of directors for contractor services performed.

NOTE 7—SUBSEQUENT EVENT

The COVID-19 outbreak in the United States in spring 2020 has resulted in economic hardships for the Cooperative’s existing and potential future members and funders. This development is expected to have an adverse effect on the Cooperative’s future revenue. However, the related financial impact and duration cannot be reasonably estimated at this time.

F-8

FINANCIAL STATEMENTS

December 31, 2019

C O N T E N T S

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

East Bay Permanent Real Estate Cooperative, Inc.

Oakland, California

We have audited the accompanying financial statements of East Bay Permanent Real Estate Cooperative, Inc., which comprise the balance sheet as of December 31, 2019, and the related statements of income, owners’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Pronouncements

As discussed in Note 1 to the financial statements, East Bay Permanent Real Estate Cooperative, Inc. adopted the Financial Accounting Standards Board’s Accounting Standards Update (ASU) No. 2018-08, Not-for-Profit Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made, as of and for the year ended December 31, 2019. Our opinion is not modified with respect to this matter.

Wegner CPAs, LLP

Madison, Wisconsin

January 31, 2020

F-12

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
BALANCE SHEET
December 31, 2019

ASSETS
CURRENT ASSETS
Cash	$327,309
Prepaid expenses	1,101

Total current assets	328,410

Deferred taxes	23,000

Total assets	$351,410

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$2,493
Accrued expenses	2,997
Current portion of long-term debt	17,441
Refundable grant advance	100,000

Total current liabilities	122,931

Long-term debt less current portion	107,559

Total liabilities	230,490

OWNERS' EQUITY
Investor owner shares	200,300
Accumulated deficit	(79,380)

Total owners' equity	120,920

Total liabilities and owners' equity	$351,410

See accompanying notes.

F-13

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENT OF INCOME
Year Ended December 31, 2019

REVENUE
Membership dues	$5,430

OPERATING EXPENSES
Salaries and wages	67,754
Contractors	15,379
Event and conferences	11,808
Occupancy	7,200
Advertising	3,285
Office supplies	3,006
Professional services	910
Taxes and licenses	629
Bank fees	609
Insurance	297
Miscellaneous	335

Total operating expenses	111,212

Net loss from operations	(105,782)

OTHER INCOME (EXPENSES)
Donation income	14,888
Interest income	2,711
Other income	1,109
Interest expense	(6,850)

Total other income (expenses)	11,858

Net loss before income taxes	(93,924)

Provision for income taxes	22,200

Net loss	$(71,724)

See accompanying notes.

F-14

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENT OF OWNERS' EQUITY
Year Ended December 31, 2019

	Investor Owner	Accumulated
	Stock	Deficit	Total

Balance December 31, 2018	$11,200	$(7,656)	$3,544

Stock issued	189,100	-	189,100
Net loss	-	(71,724)	(71,724)

Balance December 31, 2019	$200,300	$(79,380)	$120,920

See accompanying notes.

F-15

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENT OF CASH FLOWS
Year Ended December 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(71,724)
Adjustments to reconcile net loss
to net cash flows from operating activities
Increase in assets
Prepaid expenses	(501)
Deferred taxes	(23,000)
Increase (decrease) in liabilities
Accounts payable	(9,641)
Accrued expenses	908
Refundable grant advance	100,000

Net cash flows from operating activities	(3,958)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	25,000
Proceeds from issuance of stock	189,100

Net cash flows from financing activities	214,100

Net change in cash	210,142

Cash at beginning of year	117,167

Cash at end of year	$327,309

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$13,700
Cash paid for income taxes	1,959

See accompanying notes.

F-16

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2019

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

East Bay Permanent Real Estate Cooperative, Inc. (Cooperative) is a multi-stakeholder cooperative that creates pathways for residents of Oakland and surrounding communities to organize, finance, acquire, and co-steward land and housing. The Cooperative seeks to transform the housing system to build collective wealth amongst historically disenfranchised communities, while empowering residents through democratic governance.

Revenue Recognition

Membership dues are recognized during the year in which the dues are received. Membership dues are primarily used to fund the operations of the Cooperative and provide little of tangible value to the donors. Grant revenue is recognized in the year the performance obligations are fulfilled. Donation income is recognized in the year it is received.

Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimate and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

Income Taxes

The Cooperative is taxed on non-patronage earnings and any patronage earnings not paid or allocated to the members. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between basis of assets and liabilities for financial statement and income tax purposes.

Advertising

Advertising costs are expensed as incurred.

Adoption of New Accounting Pronouncements

The Cooperative adopted ASU No. 2018-08, Not-for-Profit Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made, as of and for the year ended December 31, 2019. This update provides a more robust framework for evaluating whether transactions such as grants and similar contracts with government agencies and others should be accounted for as exchange transactions or contributions. The update also assists entities in determining whether a contribution is conditional. The changes in the update have been applied on a modified prospective basis, that is, the changes have been applied to agreements that are either not completed as of January 1, 2020, or entered into after that date.

F-17

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2019

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Date of Management's Review

Management has evaluated subsequent events through January 31, 2020, the date which the consolidated financial statements were available to be issued.

NOTE 2—CONCENTRATION OF CREDIT RISK

The Cooperative maintains cash balances at one financial institution located in Oakland. The accounts at this institution are insured by the National Credit Union Administration up to $250,000. At December 31, 2019, the Cooperative’s uninsured cash balances at this institution totaled approximately $74,000.

NOTE 3—LONG-TERM DEBT

Long-term debt at December 31, 2019 consisted of the following:

Note payable to Force for Good Fund with interest
at a fixed rate of 6.85%. Note calls for annual
payments of $24,291 including principal and interest.
Matures in December 2024.	$100,000

Note payable to a member with interest at a fixed
rate of 2%. Note calls for annual interest only
payments until maturity. Matures in March 2025.	25,000

Long-term debt	125,000
Current portion of long-term debt	(17,441)

Long-term debt less current portion	$107,559

Future minimum principal payments consist of the following:

2020	$17,441
2021	18,634
2022	19,912
2023	21,276
2024	22,737
Thereafter	25,000

Long-term debt	$125,000

NOTE 4—OPERATING LEASE

The Cooperative leases office space under a month to month arrangement that requires monthly payments of $600. Total rent expense for 2019 was $7,200.

F-18

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2019

NOTE 5—OWNERS’ EQUITY

The Cooperative offers a multi-tiered ownership structure. Each category of ownership entitles the owner to difference rights and responsibilities. Owners may become owners through multiple categories of ownership and will bear the rights and responsibilities of each category of ownership. Multiple ownership categories does not entitle an owners to more than a single vote.

An individual who lives in or is rooted in the East Bay area may become a Community Owner. Community owners pay yearly membership dues which are used to fund the Cooperative’s operations. Community Owners do not hold equity in the Cooperative.

Investor Owners purchase shares that consist of owners’ investments in the Cooperative. Investors are required to purchase one share for $1,000. Shares can be purchased in a lump sum payment or with an initial payment of $100 and a good faith commitment to pay the remaining $900 within five years, with payments made at least annually. Investor Owners agree to hold their shares for a minimum of five years. Investors may purchase additional shares subject to securities law. Purchase of additional shares does not entitle an Investor Owner to additional votes. Shares are refundable should a member decide to leave the Cooperative, subject to approval by the directors. At December 31, 2019, 227 shares were issued and outstanding.

Resident Owners are residents of properties which the Cooperative manages. Resident Owners earn equity and patronage dividends from their rental payments.

Staff Owners are employees of the Cooperative. Staff Owners must work for the Cooperative for a minimum of 500 hours and for twelve months. Staff Ownership must be approved by a minimum of two-thirds vote by other Staff Owners.

At December 31, 2019, all of the Cooperative’s stock recorded on its balance sheet was comprised of Investor Owner shares.

NOTE 6—INCOME TAXES

The provision for income taxes for 2019 consisted of the following:

Current federal income tax expense	$-
Current state income tax expense	(800)
Deferred tax benefit	23,000

Provision for income taxes	$22,200

Deferred taxes at December 31, 2019 stemmed from net operating loss carryforwards, which totaled approximately $82,000 for federal and state purposes. The federal carryforwards last indefinitely. The state carryforwards begin to expire in 2039.

F-19

PART III - EXHIBITS

Index to Exhibits.

Exhibit Number	Description
2.a	Articles of Incorporation
2.b	Bylaws
3	Previously Used Investor Owner Agreement
4	Investor Owner Agreement (to be used for this offering)
6.a	Center for Cultural Innovation – AmbitioUS Capital Support Agreement
6.b	Community Ventures Promissory Note
6.c	Nancy Moore Promissory Note
6.d	General Fundraising Agreement Between the Law Center and EBPREC
6.e	Development Agreement #1 Between the Law Center and EBPREC
6.f	Development Agreement #2 (2020) Between the Law Center and EBPREC
6.g	Incubation and Technical Support Agreement (2020-2021)
6.h	Legal Services Agreement (2020-2021)
11	Consent of Independent Auditors
12	Legal Opinion

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of CA, on 9/01/2020.

East Bay Permanent Real Estate Cooperative, Inc.

By

/s/ Noni Session

Noni Session

Executive Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	/s/ Noni Session
Name:	Noni Session
Title:	Executive Director, Principal Executive Officer
Date:	9/01/2020

Signature:	/s/ Gregory Jackson, Jr.
Name:	Gregory Jackson
Title:	Board President
Date:	9/01/2020

Signature:	/s/ Shira Shaham
Name:	Shira Shaham
Title:	Board Secretary & New Projects Director
Date:	9/01/2020

Signature:	/s/ Ojan Mobedshahi
Name:	Ojan Mobedshahi
Title:	Board Treasurer, Principal Financial Officer, & Principal Accounting Officer
Date:	9/01/2020

Signature:	/s/ Patricia St. Onge
Name:	Patricia St. Onge
Title:	Board Member
Date:	9/01/2020

Signature:	/s/ Renae A. Badruzzaman
Name:	Renae A. Badruzzman
Title:	Board Member
Date:	9/01/2020

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